UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 29, 2009
Tesoro Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-3473 (Commission File Number)	95-0862768 (IRS Employer Identification No.)

19100 Ridgewood Parkway San Antonio, Texas (Address of principal executive offices)	78259-1828 (Zip Code)
(210) 626-6000
(Registrant’s telephone
number, including area
code)
Not Applicable
(Former name or former
address, if changed since last
report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain officers (e).
The CEO Agreement

To ensure an orderly succession process for the Chief Executive Officer position, the Board of Directors (“Board”) of Tesoro Corporation approved the Fourth Amendment to the Amended and Restated Employment Agreement (the “CEO Agreement”) between Tesoro Corporation and Bruce A. Smith, President, Chairman and Chief Executive Officer.

The CEO Agreement includes the following provisions:
•	Extension of the term of his employment agreement to December 31, 2011.

•	During the term of the CEO Agreement, Mr. Smith, will facilitate the identification, attraction, and transition of a candidate to serve as his successor as chief executive officer. Upon the election of his successor as chief executive officer Mr. Smith will retire and, at the Board’s request, serve as non-executive Chairman of the Board for up to one-year at an annual fee of $1.00.

•	Upon Mr. Smith’s identification, attraction, and transition of a successor chief executive officer, he will receive the following compensation, with any cash payable in a lump sum, six months following his retirement as president and chief executive officer:
•	The amount of his unpaid base salary from the date of his retirement through the term of the CEO Agreement;

•	A bonus prorated to the date of Mr. Smith’s retirement, under Tesoro’s annual incentive compensation program, payable at the Board’s discretion, based upon Mr. Smith’s performance in facilitating a smooth transition of his successor and the Company’s overall performance;

•	A special bonus award representing the difference, if any, between his actual pension benefit under the Tesoro Corporation Amended and Restated Executive Security Plan (ESP) and subsection 4(f) of his Amended and Restated Employment Agreement as of his date of retirement and the ESP pension benefit he would have received had he retired effective May 31, 2009 under the terms of the ESP and subsection 4(f) of his Amended and Restated Employment Agreement; and

•	Continued vesting of all stock-based awards during the term of the CEO Agreement with immediate vesting of such awards upon his retirement as president and chief executive officer and any awards so vested will be exercisable at any time during the remaining original term of each grant.
The CFO Agreement
To ensure an orderly succession process for the Chief Financial Officer position, the Board of Directors approved the Third Amendment to the Amended and Restated Employment Agreement (the “CFO Agreement”) between Tesoro Corporation and Greg Wright, Executive Vice President and Chief Financial Officer.
The CFO Agreement includes the following provisions:
•	Extension of the term of his employment agreement to November 1, 2010.

•	During the term of the CFO Agreement, Mr. Wright will facilitate the identification, attraction, and transition of a candidate to serve as his successor as chief financial officer. Upon the election by the Board of his successor, Mr. Wright may retire and receive the following compensation, with any cash payable in a lump sum, six months following the date of his retirement:

•	The amount of his unpaid base salary from the date of his retirement through the term of the CFO Agreement;

•	A bonus prorated to the date of Mr. Wright’s retirement, under Tesoro’s annual incentive compensation program, payable at the Board’s discretion, based upon his performance in facilitating a smooth transition of his successor and the Company’s overall performance;

•	A special bonus award representing the difference, if any, between Mr. Wright’s actual pension benefit under the Tesoro Corporation Amended and Restated Executive Security Plan (ESP) as of his date of retirement and the ESP pension benefit he would have received had he retired effective May 31, 2009 under the terms of the ESP; and

•	Continued vesting of all stock-based awards during the term of the CFO Agreement with immediate vesting of such awards upon Mr. Wright’s retirement and any awards so vested will be exercisable at any time during the remaining original term of each grant.
Both of the above amendments are filed as exhibits to this Current Report on Form 8-K and are incorporated herein by reference.
Item 9.01	Financial Statements and Exhibits.
     (d) Exhibits.

10.1	Fourth Amendment to the Amended and Restated Employment Agreement between Tesoro and Bruce A. Smith.

10.2	Third Amendment to the Amended and Restated Employment Agreement between Tesoro and Gregory A. Wright.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: August 4, 2009

TESORO CORPORATION
By:	/s/ Charles S. Parrish
Charles S. Parrish
Executive Vice President, General Counsel and Secretary

Index to Exhibits

Index No.	Description
10.1	Fourth Amendment to the Amended and Restated Employment Agreement between Tesoro and Bruce A. Smith.

10.2	Third Amendment to the Amended and Restated Employment Agreement between Tesoro and Gregory A. Wright.

4